Exhibit 10.2
APACHE CORPORATION
EMPLOYEE RESIGNATION AGREEMENT
     The parties to this agreement are APACHE CORPORATION (“Apache”) and John A. Crum (“Employee”).
     This document describes the agreements of Apache and Employee concerning the termination of Employee’s employment with Apache. This agreement, and the payments and other arrangements described below, give valuable consideration to both Apache and Employee.
Employment Relationship: Apache and Employee have agreed to the following terms and conditions concerning Employee’s resignation from Apache.
Employee’s last day of work will be March 7, 2011 (“Resignation date”)
Payments: Apache has agreed to make the following provisions for Employee:
     1. Separation remuneration in the aggregate amount of 9,375 unvested restricted stock units (RSU) of Apache, which were granted to Employee on or about February 12, 2009. These shares will vest and be delivered to Employee under the following schedule: 3,125 RSUs due on February 12, 2012; 3,125 RSUs due on February 13, 2013; and 3,125 RSUs due on February 14, 2014. These vestings are contingent on Employee’s written acceptance of this agreement and Employee’s performance of his obligations as described in this agreement. Employee’s failure to abide with the obligations contained in this agreement will result in the voiding of any remaining vesting obligations on the part of Apache as well as the repayment by employee of any shares delivered to Employee pursuant to the terms of this clause.
     2. All remuneration described above shall be subject to lawful deductions and withholding for taxes and benefits.
     3. Lastly, and although not in dispute, Employee acknowledges that by virtue of his resignation from Apache, Employee shall forgo any rights or interest he may have had in the remaining 28,125 unvested RSUs of Apache granted to Employee on or about February 12, 2009.
Employee Acknowledgment: Employee acknowledges that the separation pay described herein are consideration over and above that to which Employee would be entitled to and are paid in consideration for this agreement including, but not limited to, Employee’s nonsolicitation promises given herein.
Release by Employee: In consideration of this arrangement stated above, Employee releases and waives all claims for loss, damage or injury arising from or relating to the following (“Claims”):
•	the employment of Employee by Apache including the termination of employment;

•	employment discrimination in violation of the Age Discrimination in Employment Act;

•	employment discrimination in violation of Title VII of the Civil Rights Act of 1964;

•	other violations of federal, state or local statutes, ordinances, regulations, rules, decisions or laws;

•	retaliation under the whistleblower provisions of Section 806 of the Sarbanes Oxley Act of 2002 or any other anti-retaliation law;

•	failure to act in good faith and deal fairly;

•	injuries, illness or disabilities of Employee;

•	exposure of Employee to toxic or hazardous materials;

•	stress, anxiety or mental anguish;

•	discrimination on the basis of sex, race, religion, national origin or another basis;

•	sexual harassment;

•	defamation based on statements of Employee or others;

•	breach of an express or implied employment contract;

•	compensation or reimbursement of Employee;

•	unfair employment practices; and

•	any act or omission by or on behalf of Apache.
Claims Included: The Claims released and waived by Employee are those arising before the date of this agreement, whether known, suspected, unknown or unsuspected, and include:
•	those for reinstatement;

•	those for actual, consequential, punitive or special damages;

•	those for attorney’s fees, costs, experts’ fees and other expenses of investigating, litigating or settling Claims; and

•	those against Apache and/or Apache’s subsidiaries, affiliates, employees, officers, directors, agents and contractors.
Claims Excluded: Employee does not release or waive (1) any rights that may not by law be waived, (2) vested benefits, if any, to which Employee may be entitled pursuant to the terms of Apache’s benefits plans, (3) Employee’s right to recovery under health, life or disability policies in covering Employee, or (4) the right to recovery for breach of this Agreement by Apache.
Indemnification and Professional Insurance: Employee shall be entitled to such right of indemnification and defense against all losses and expenses (including reasonable attorneys fees and expenses) in connection with any claim arising out of or related to Employee’s services as an employee or officer of Apache and its subsidiaries to the full extent of coverage permitted any employee or officer under the terms of Apache’s bylaws or insurance plan contracts (including both Directors and Officers insurance coverage).
Agreement Not To Sue: Employee will not sue Apache for any released Claim. Excluded from this agreement not to sue is Employee’s right to file a charge with an administrative agency or participate in an agency investigation. Employee is, however, waiving the right to receive money in connection with such charge or investigation. Employee is also waiving the right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

Future Employment: Apache will not have any obligation to consider or accept any future employment or reinstatement application from Employee.
No Apache Admission: Apache does not admit any wrongdoing or liability. Apache has executed this agreement solely to avoid the expense of potential litigation. The payments and other arrangements described above compromise and settle any Claims of Employee.
Confidentiality: Employee will keep this agreement strictly confidential.
Confidences, Covenant Not to Disclose, Etc., Obligations: Employee agrees to fully comply with the following confidentiality, no disparagement, and covenant not to disclose provisions:
     (a) Employee acknowledges and agrees that (i) by reason of his position with Apache, he has been given access to trade secrets, proprietary information, designs, plans, forecasting, marketing plans, strategies, policies and procedures, as well as other confidential materials and information; and (ii) the foregoing constitute trade secrets and/or confidential, proprietary information respecting the business operations of Apache. As such, Employee agrees not to, directly or indirectly, for a period ending the earlier of two years from the date hereof or such time as when the confidential information may become generally available in the public market through means other than provided by Employee, disclose to any third party or use for the benefit of anyone other than Apache, or use for Employee’s own benefit or purposes, any such confidential, proprietary information without the prior written approval of the Company’s Chairman of the Board or Chief Executive Officer. Employee agrees to return all documents and writings of any kind, including both originals and copies, whether developed by Employee or others, within Employee’s custody, possession or control, which contain any material non-public information which in any way relates or refers to Apache or any of its subsidiaries.
     (b) Employee agrees not to make any disparaging comments about Apache, any of its subsidiaries, or its/their officers or directors to any person inside or outside Apache, including but not limited to, current and former employees, and current and former members of the Board of Directors of Apache. Apache agrees to not make any disparaging comments about Employee to any person inside or outside Apache, including but not limited to, current and former employees, and current and former members of the Board of Directors of Apache. Violation of this Agreement will subject the guilty party to legal action by the other. The provisions of this section shall remain in effect for a period of two years from the date hereof.
Assistance in Legal Actions: In the event Apache is or becomes involved in any legal action relating to events which occurred while Employee was rendering services to Apache or about which Employee possesses any information, Employee agrees to assist, subject to Employee’s “reasonable availability”, in the preparation, prosecution or defense of any case involving Apache, including without limitation, executing truthful declarations or documents or providing information requested by Apache and attending and/or testifying truthfully at deposition or at trial without the necessity of a subpoena or compensation. All reasonable travel expenses incurred by you in rendering such assistance will be reimbursed by Apache.
Nonsolicitation: Because of the confidential information shared with Employee and in exchange for the payments described herein, for a period of three (3) years following the Resignation date, Employee agrees not to directly or indirectly solicit any employee of Apache for employment elsewhere (i.e., employment with any person or entity other than Apache) and agrees to cause any company with which Employee serves as an officer, director, or employee not to hire any individual who was employed by Apache at anytime since January 1, 2011, and who is currently employed at the time of the Employee’s resignation date; regardless, of whether or not such individual was directly or indirectly solicited by Employee unless prior to such solicitation Employee has received prior written consent of the solicitation by the head of Human Resources of Apache.
Property: Employee represents that Employee possesses no property of Apache. If any Apache property comes into Employee’s possession before departure from Apache premises, Employee will return the Apache property to Apache prior to departure from the Apache premises and without request or demand by Apache.
Other Agreements: This is the entire agreement concerning the termination of Employee’s employment with Apache and his resignation. Employee is not entitled to rely upon any other written or oral offer or agreement from Apache.
Amendment: This agreement can be modified only by a document signed by both parties.
Successors: This agreement benefits and binds the parties’ successors.
Texas Law: This agreement will be interpreted in accordance with the laws of the State of Texas.
Jurisdiction: Any legal proceeding arising as a result of, based upon, or relating to this agreement, Employee’s employment or resignation, shall be heard exclusively in Houston, Texas without regard to conflicts of law and Employee hereby irrevocably consents to the jurisdiction of such courts.
Enforceability: If any portion of this agreement is unenforceable, the remaining portions of the agreement will remain enforceable.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT IS A FINAL AND BINDING WAIVER OF ANY CLAIMS AGAINST APACHE, INCLUDING CLAIMS FOR AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND CLAIMS FOR SEX, RACE OR OTHER DISCRIMINATION UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964.
THE ONLY PROMISES MADE TO CAUSE EMPLOYEE TO SIGN THIS AGREEMENT ARE THOSE STATED IN THIS AGREEMENT.
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN TOLD BY APACHE TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.
EMPLOYEE REPRESENTS THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED BY EMPLOYEE’S ATTORNEYS OR THAT EMPLOYEE HAS WAIVED CONSULTATION WITH AN ATTORNEY, CONTRARY TO APACHE’S RECOMMENDATION.
EMPLOYEE HAS BEEN ADVISED THAT THE OFFER OF SEPARATION PAY AND BENEFITS CONTAINED IN THIS AGREEMENT SHALL REMAIN OPEN UNTIL MARCH 7, 2011. IF EMPLOYEE HAS NOT FULLY EXECUTED AND RETURNED THIS AGREEMENT BY THAT DATE, THE OFFER OF SEPARATION PAY AND BENEFITS SHALL BE WITHDRAWN.
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS THE RIGHT TO REVOKE THIS AGREEMENT FOR 7 DAYS AFTER SIGNING IT. THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THAT TIME HAS PASSED.

EMPLOYEE:	APACHE CORPORATION

/s/ John A. Crum	BY:	/s/ Margery M. Harris

Signature of Employee		Margery M. Harris
Senior Vice President, Human Resources

John A. Crum
Typed or Printed Name of Employee

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
          The foregoing Employee Release and Settlement Agreement were acknowledged before me this 4 day of March, 2011, by Margery M. Harris, Senior Vice President, Human Resources of Apache Corporation.

/s/ Cynthia E. Smith
NOTARY PUBLIC

My commission expires: 7/7/2013

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
          The foregoing Employee Release and Settlement Agreement was acknowledged before me this 4 day of March, 2011, by John A. Crum (Employee).

/s/ Cynthia E. Smith
NOTARY PUBLIC

My commission expires: 7/7/2013